Exhibit 10.1

SEVERANCE AGREEMENT

This Severance Agreement is made as of the 17th day of February, 2009, by and between Buckeye Partners, L.P., a Delaware limited partnership (“BPL”), Buckeye Pipe Line Services Company, a Pennsylvania corporation (“BPLSC”), and Clark C. Smith, residing at 366 Tynebridge Lane, Houston, Texas 77024 (“Employee”).

WHEREAS, Employee has been elected the President and Chief Operating Officer of Buckeye GP LLC (“Buckeye GP”), the general partner of BPL, and the President and Chief Operating Officer of MainLine Management LLC (“MainLine Management”), the general partner of Buckeye GP Holdings L.P., a Delaware limited partnership (“BGH”);

WHEREAS, pursuant to the terms of Services Agreements, BPLSC has agreed to employ and compensate certain employees on behalf of BPL, and BPL has agreed to reimburse BPLSC for the costs and expenses incurred by BPLSC in connection with the provision of employment and other services to BPL;

WHEREAS, BPLSC, on behalf of BPL, is commencing employment of Employee as its President and Chief Operating Officer; and

WHEREAS, in consideration of Employee’s commencement of employment with BPLSC and his agreement to keep information of the Partnerships (defined below) confidential and not to compete with the Partnerships in the event Employee’s employment is terminated, BPLSC agrees that Employee shall receive the compensation set forth in this Agreement as a cushion against the financial and career impact on Employee in the event Employee’s employment with BPLSC is terminated under the circumstances described herein;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the parties hereto agree as follows:

1.             Definitions.

“Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

“Annual Base Compensation” shall mean $325,000 or such other amount as may be determined from time to time to be the Annual Base Compensation by the Compensation Committee of the Board.

“Annual Target Bonus Opportunity” means the annual target cash bonus opportunity (initially established as 100% of Annual Base Compensation) for which Employee is eligible for any relevant year pursuant to any BPL annual incentive compensation plan or program, as determined by the Compensation Committee of the Board.

“BGH Entities” means BGH, MainLine Management, Buckeye GP, MainLine GP, Inc., and MainLine L.P., collectively.

“BPL Entities” means BPL, its operating partnerships and other subsidiaries, and BPLSC, collectively.

“Board” means the board of directors or similar governing body of Buckeye GP.

“Cause” means (i) habitual insobriety or substance abuse, (ii) engaging in acts of disloyalty to BPL or BGH including fraud, embezzlement, theft, commission of a felony, or proven dishonesty, or (iii) willful misconduct by Employee in the performance of his duties, or the willful failure of Employee to perform a material function of Employee’s duties hereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Partnerships” means the BGH Entities and the BPL Entities, collectively.

“Person” shall have the same meaning as in Section 13(d) and 14(d) of the Exchange Act.

“Subsidiary” means any entity in which the BGH Entities or the BPL Entities, directly or indirectly, own at least a 50% interest or an unincorporated entity of which the BGH Entities or the BPL Entities, directly or indirectly, owns at least 50% of the profits or capital interests.

“Termination Date” means the date of receipt of the Notice of Termination described in Section 2 hereof or any later date specified therein, as the case may be.

“Termination of Employment” means the termination of Employee’s employment relationship with the Partnerships, which event shall constitute a “separation from service” under section 409A of the Internal Revenue Code.

2.             Notice of Termination.  Any Termination of Employment shall be communicated by a Notice of Termination in accordance with Section 15 hereof.  For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific reasons for the termination, (ii) briefly summarizes the facts and circumstances deemed to provide a basis for termination of Employee’s employment, and (iii) if the Termination Date is other than the date of receipt of such notice, specifies the Termination Date (which date shall not be more than 15 days after the giving of such notice).

3.             Severance Compensation upon Termination.

(a)           Subject to the last sentence of this paragraph, Employee shall receive severance compensation as described below upon a Termination of Employment that is either:

(i)                                     initiated by BPLSC for any reason other than (x) Employee’s continuous illness, injury or incapacity for a period of six consecutive months or (y) for “Cause”; or

(ii)                                  initiated by Employee for “Good Reason” upon one or more of the following occurrences, subject to subsection (c) below:

(A)          any material failure of BPLSC to comply with and satisfy any of the terms of this Agreement;

(B)           any significant reduction by BPLSC of the authority, duties, or responsibilities of Employee;

(C)           any elimination of Employee from eligibility to participate in, or any exclusion of Employee from participation in, employee benefit plans or policies, except to the extent such elimination or exclusion is applicable to Buckeye GP’s named executive officers as a group;

(D)          any reduction in Employee’s Annual Base Compensation or any reduction in Employee’s Annual Target Bonus Opportunity (unless such reduction in Annual Target Bonus Opportunity is made in connection with similar reductions in the bonus opportunities of Buckeye GP’s named executive officers as a group); or

(E)           a transfer of Employee, without his express written consent, to a location that is more than 100 miles from Breinigsville, Pennsylvania.

In the event of a Termination of Employment described above, and subject to the last sentence of this paragraph, BPLSC shall pay to Employee, within fifteen days after the Termination Date, an amount in cash, payable in a lump sum, equal to two hundred percent (200%) of Employee’s Annual Base Compensation plus two hundred percent (200%) of Employee’s Annual Target Bonus Opportunity for such year.  Notwithstanding the foregoing, no such payment shall be made unless Employee executes, and does not revoke, a written release, substantially in the form attached hereto as Annex 1 (the “Release”), of any and all claims against the Partnerships, BPLSC and all related parties with respect to all matters arising out of Employee’s employment by BPLSC (other than any entitlements under the terms of this Agreement or under any other plans or programs of BPLSC in which Employee participated and under which Employee has accrued or become entitled to a benefit) or the termination thereof.

(b)           In the event a severance payment is made under paragraph (a) above, BPLSC will provide Employee with the following payments for a period of 24 months from the Termination Date; provided, however, that this obligation shall cease upon Employee’s obtaining new employment that provides Employee with eligibility for medical benefits without a pre-existing condition limitation (such period is referred to as the “Benefit Period”):

(i)            During the Benefit Period, BPLSC will pay Employee a monthly payment on the first payroll date of each month equal to the COBRA cost of continued health and dental coverage under health and dental plans of BPLSC pursuant to section 4980B of the Internal Revenue Code, less the amount that Employee would be required to contribute for health and dental coverage if Employee were an active employee.  These payments will commence on BPLSC’s first payroll date after the Termination Date and will continue until the end of the Benefit Period.

(ii)           On each date on which a payment is made under subsection (i) above, BPLSC will pay Employee an additional tax gross-up amount equal to the federal, state and local income and payroll taxes, if any, that Employee incurs on the amount paid under subsection (i), and on the amount paid under this subsection (ii), on that date; provided, however, that for purposes of this subsection (ii), the aggregate tax rate for the federal, state and local income and payroll taxes above shall be assumed to be 25%.  This gross up payment will be made with respect to each payment under subsection (i) and will cease when payments under subsection (i) cease.

(c)           If Employee incurs a Termination of Employment other than as described in Section 3(a), Employee shall receive no severance compensation under this Agreement, and this Agreement shall terminate; provided that the obligations of Employee under Sections 10, 11, 12, 22 and 23 shall continue in effect according to their terms.

(d)           In order for the Employee to resign for Good Reason as described in Section 3(a)(ii) above, the Employee must provide written notice of termination for Good Reason to BPLSC within 30 days after the event constituting Good Reason.  BPLSC shall have a period of 30 days in which it may correct the act or failure to act that constitutes the grounds for Good Reason as set forth in the Employee’s notice of termination.  If BPLSC does not correct the act or failure to act, the Employee must terminate his or her employment for Good Reason within 30 days after the end of the cure period, in order for the termination to be considered a Good Reason termination.

4.             Other Payments.  The payment due under Section 3 hereof shall be in addition to and not in lieu of accrued but not yet paid compensation and payments or benefits due to Employee under any other plan, policy or program of BPLSC, except for severance compensation as described in Section 7 below.

5.             Enforcement.

(a)           In the event that BPLSC shall fail or refuse to make payment of any amounts due Employee under this Agreement, BPL agrees to make such payment on behalf of BPLSC.

(b)           In the event that BPLSC shall fail or refuse to make payment of any amounts due Employee under Sections 3 and 4 hereof within the respective time periods provided therein, BPL shall pay to an escrow agent, who shall invest such sum with interest to be paid to the prevailing party, any amount remaining unpaid under Sections 3 or 4. In such event, the parties shall engage in arbitration in the City of Philadelphia, Pennsylvania, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association, before a panel of three arbitrators, one of whom shall be selected by BPLSC and one by Employee, and the third of whom shall be selected by the other two arbitrators.  Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction.  This arbitration provision shall be specifically enforceable.  The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement.

(c)           BPLSC shall pay Employee on demand the amount necessary to reimburse Employee in full for all reasonable expenses (including reasonable attorneys’ fees and expenses) incurred by Employee in enforcing any of the obligations of BPLSC and BPL under this Agreement subject to Employee’s duty to repay such sums to BPLSC and BPL  in the event that the Employee does not prevail on any material issue which is the subject of such arbitration.  If Employee prevails on at least one material issue which is the subject of such arbitration, BPL shall be responsible for all of the fees of the American Arbitration Association and the arbitrators and any expenses relating to the conduct of the arbitration (including Employee’s reasonable attorneys’ fees and expenses).  Otherwise, each party shall be responsible for his or its own expenses relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses) and shall equally share the fees of the American Arbitration Association.  All reimbursements shall be made in accordance with section 409A of the Internal Revenue Code.

6.             No Mitigation.  Employee shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for herein be reduced by any compensation earned by other employment or otherwise.

7.             Non-exclusivity of Rights.  Nothing in this Agreement shall prevent or limit Employee’s continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by the BGH Entities or the BPL Entities, and for which Employee may qualify, from the date hereof through the Termination Date; provided, however, that Employee hereby waives Employee’s right to receive any payments under any severance pay plan or similar program applicable to other employees of BPLSC, the BPL Entities or the BGH Entities.

8.             No Set-Off.  Except as specifically provided for herein, the obligation of BPL and BPLSC to make the payments provided for in this Agreement and otherwise to perform their obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the BGH Entities or the BPL Entities may have against Employee or others.

9.             Taxes.  Any payment required under this Agreement shall be subject to all requirements of law with regard to the withholding of taxes, filing, making of reports and the like, and BPL and BPLSC shall use their best efforts to satisfy promptly all such requirements.

10.           Confidential Information.  Employee recognizes and acknowledges that, by reason of his relationship to the Partnerships, he has had and will continue to have access to confidential information of the Partnerships, including, without limitation, information and knowledge pertaining to products and services offered, innovations, designs, ideas, plans, trade secrets, proprietary information, distribution and sales methods and systems, sales and profit figures, customer and client lists, and relationships between the entities (“Confidential Information”).  Employee acknowledges that such Confidential Information is a valuable and unique asset and covenants that he will not, either during or after his employment by BPLSC, disclose or use any such Confidential Information to any person for any reason whatsoever without the prior written authorization of the Board; unless such information is in the public domain through no fault of Employee or except as may be required by law.

11.           Non-Competition.

(a)           During his employment by BPLSC and for a period of one year thereafter, Employee will not, unless acting with the prior written consent of the Board, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control, or be connected as an officer, director, manager, member, employee, partner, principal, agent, representative, consultant or otherwise with or use or permit his name to be used in connection with, (i) any business or enterprise that competes with the Partnerships in any business or enterprise that contributes more than ten percent (10%) of BGH’s consolidated gross revenues, either during his employment by BPLSC or on the Termination Date, as applicable, in any state in which such business or enterprise is so operated (whether or not such business is physically located within those areas) (the “Geographic Area”), or (ii) in any business or enterprise that is a customer of the Partnerships if BGH derives at least five percent (5%) of its consolidated gross revenues either during his employment by BPLSC or on the Termination Date, as applicable, from such customer.  It is recognized by Employee that the Partnerships’ business and Employee’s connection therewith is or will be involved in activity throughout the Geographic Area, and that more limited geographical limitations on this non-competition covenant are therefore not appropriate.  Employee also shall not, directly or indirectly, during such one-year period (i) solicit or divert business from, or attempt to convert any client, account or customer of the Partnerships, whether existing at the date hereof or acquired during Employee’s employment nor (ii) following Employee’s Termination of Employment, solicit or attempt to hire any employee of the Partnerships or any person who has been an employee of the Partnerships at any time during the year prior to such Termination of Employment.

(b)           The foregoing restriction shall not be construed to prohibit the ownership by Employee of less than five percent (5%) of any class of securities of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Exchange Act, provided that such ownership represents a passive investment and that neither Employee nor any group of persons including Employee in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business, other than exercising his rights as a shareholder, or seeks to do any of the foregoing.

12.           Equitable Relief.

(a)           Employee acknowledges that the restrictions contained in Sections 10 and 11 hereof are reasonable and necessary to protect the legitimate interests of the Partnerships, that BPL and BPLSC would not have entered into this Agreement in the absence of such restrictions, and that any violation of any provision of those Sections will result in irreparable injury to BPL and BPLSC.  Employee represents that his experience and capabilities are such that the restrictions contained in Section 11 hereof will not prevent Employee from obtaining employment or otherwise earning a living at the same general level of economic benefit as is currently the case.  Employee further represents and acknowledges that (i) he has been advised by BPL and BPLSC to consult his own legal counsel in respect of this Agreement, and (ii) he has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with his counsel.

(b)           Employee agrees that BPL and BPLSC shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of Sections 10 or 11 hereof, which rights shall be cumulative and in addition to any other rights or remedies to which BPL or BPLSC may be entitled.  In the event that any of the provisions of Sections 10 or 11 hereof should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, service, or other limitations permitted by applicable law.

(c)           Employee irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of Section 10 or 11 hereof, including without limitation, any action commenced by BPL or BPLSC for preliminary and permanent injunctive relief or other equitable relief, may be brought in the United States District Court for the Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Lehigh County, Pennsylvania, (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection which Employee may have to the laying of venue of any such suit, action or proceeding in any such court.  Employee also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 15 hereof.

13.           Term of Agreement.  The term of this Agreement shall continue until the effectiveness of Employee’s Termination of Employment; provided, however, that each provision of this Agreement shall remain effective until all of the obligations of each party under such provision are satisfied.

14.           Successor Company.  BPL and BPLSC shall require any successor or successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of BPL or BPLSC, by agreement in form and substance satisfactory to Employee, to acknowledge expressly that this Agreement is binding upon and enforceable against BPL and BPLSC, as applicable, in accordance with the terms hereof, and to become jointly and severally obligated with BPL and BPLSC, as applicable, to perform this Agreement in the same manner and to the same extent that BPL or BPLSC would be required to perform if no such succession or successions had taken place.  Failure of BPL and BPLSC to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement.  As used in this Agreement, BPL and BPLSC shall mean BPL and BPLSC as hereinbefore defined and any such successor or successors to their business and/or assets, jointly and severally.

15.           Notice.  All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, or by overnight express courier service, as follows:

If to BPL or BPLSC, to:

Buckeye Partners, L.P.

Buckeye Pipe Line Services Company

Five TEK Park

9999 Hamilton Boulevard

Breinigsville, PA 18031

Attention: Chairman

With a copy to:

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103-2921

Attention: Howard L. Meyers

If to Employee, to:

Clark C. Smith

366 Tynebridge Lane

Houston, TX 77024

or to such other names or addresses as BPL, BPLSC or Employee, as the case may be, shall designate by notice to the other party hereto in the manner specified in this Section; provided, however, that if no such notice is given by BPLSC, notice at the last address of BPLSC or to any successor pursuant to Section 14 hereof shall be deemed sufficient for the purposes hereof.  Any such notice shall be deemed delivered and effective when received in the case of personal delivery, five days after deposit, postage prepaid, with the U.S. Postal Service in the case of registered or certified mail, or on the next business day in the case of overnight express courier service.

16.           Section 409A.

(a)           This Agreement shall be interpreted to avoid any penalty sanctions under Internal Revenue Code section 409A.  If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed.

(b)           Notwithstanding anything in this Agreement to the contrary, if Employee is a “specified employee” of a publicly traded corporation under section 409A at the time of his separation from service and if payment of any amount under this Agreement is required to be delayed for a period of six months after separation from service pursuant to section 409A, payment of such amount shall be delayed as required by section 409A, and the accumulated postponed amount shall be paid in a lump sum payment within 10 days after the end of the six-month period.  If Employee dies during the postponement period prior to the payment of postponed amount, the amounts withheld on account of section 409A shall be paid to the personal representative of Employee’s estate within 60 days after the date of Employee’s death.  The determination of specified employees, including the number and identity of persons considered specified employees and the identification date, shall be made by the Board in accordance with the provisions of Section 409A and the regulations issued thereunder.

(c)           This Agreement is intended to comply with section 409A of the Code and its corresponding regulations, or an exemption, and payments may only be made under this Agreement upon an event and in a manner permitted by section 409A, to the extent applicable.  For purposes of section 409A, the right to a series of  payments under this Agreement shall be treated as a right to a series of separate payments.  All reimbursements and in kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

17.           Governing Law.  This Agreement shall be governed by and interpreted under the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws provisions.

18.           Contents of Agreement, Amendment and Assignment.

(a)           This Agreement supersedes all prior agreements, sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment executed by Employee, BPL and BPLSC.  The provisions of this Agreement may provide for payments to Employee under certain compensation or bonus plans under circumstances where such plans would not provide for payment thereof.  It is the specific intention of the parties that the provisions of this Agreement shall supersede any provisions to the contrary in such plans, and such plans shall be deemed to have been amended to correspond with this Agreement without further action by BPL or BPLSC or the Board.

(b)           Nothing in this Agreement shall be construed as giving Employee any right to be retained in the employ of BPLSC or any of the BGH Entities or the BPL Entities.

(c)           All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Employee hereunder shall not be assignable in whole or in part by the Employee.

19.           Severability.  If any provision of this Agreement or application thereof to anyone or under any circumstances shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application.

20.           Remedies Cumulative; No Waiver.  No right conferred upon Employee by this Agreement is intended to be exclusive of any other right or remedy, and each and every such right or remedy shall be cumulative and shall be in addition to any other right or remedy given hereunder or now or hereafter existing at law or in equity.  Except as provided by Section 2, no delay or omission by Employee in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof.

21.           Miscellaneous.  All section headings are for convenience only.  This Agreement may be executed in several counterparts, each of which is an original.  It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

22.           Defense of Claims.  Employee agrees that, during a period of 36 months after the Termination Date, upon request from BPL, BGH or BPLSC, Employee will cooperate with the BPL Entities and the BGH Entities in the defense of any claims or actions that may be made by or against the BPL Entities and the BGH Entities that relate to Employee’s prior areas of responsibility, except if Employee’s reasonable interests are adverse to such entities in such claim or action.  BPL, BGH and BPLSC agree to pay or reimburse Employee for all of his reasonable travel and other direct expenses incurred, or to be reasonably incurred, to comply with Employee’s obligations under this Section 22.  If the requirements of Employee under this Section 22 exceed ten business days, BPL, BGH or BPLSC shall compensate Employee thereafter in an amount equal to $1,000 per day.

23.           Non-Disparagement.  Employee agrees that, in communications with Persons other than the Partnerships, he shall not disparage in any way, and shall always speak well of the Partnerships, their Affiliates or respective employees, and under no circumstances shall Employee, in communications with Persons other than the Partnerships and their Affiliates criticize or disparage any business practice, policy, statement, valuation or report that is made, conducted or published by such entities or individuals.  Similarly, BPLSC, on behalf of the Partnerships and their Affiliates, agrees not to disparage Employee.  Notwithstanding the foregoing, this Section 23 shall not be construed to prohibit or restrain any criticism or other statements made in communications exclusively between or among the Partnerships and their Affiliates or their respective employees, agents or representatives to the extent such communications or statements are made in the ordinary course of business or in the discharge by Employee of his duties and responsibilities on behalf of the Partnerships.  The obligations of Employee and BPLSC under this Section 23 shall continue after the termination of the employment period.  Employee and BPLSC acknowledge that any violation of this Section 23 may cause irreparable injury to the other parties for which monetary damages are inadequate and difficult to compute.  Accordingly, this Section 23 may be enforced by specific performance, and prospective breaches of this Section 23 may be enjoined.

[Signature Page Follows]

                IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

BUCKEYE PARTNERS, L.P.
By: Buckeye GP LLC

By:	FORREST E. WYLIE
Title: Chairman and Chief Executive Officer

BUCKEYE PIPE LINE SERVICES COMPANY

By:	FORREST E. WYLIE
Title: Chairman and Chief Executive Officer

CLARK C. SMITH
Clark C. Smith

Annex 1

TERMINATION OF SEVERANCE AGREEMENT AND RELEASE

                This Termination of Severance Agreement and Release (the “Agreement”) is between Buckeye Partners, L.P., a Delaware limited partnership (“BPL”), Buckeye Pipe Line Services Company, a Pennsylvania corporation (“BPLSC”), and Clark C. Smith (“Employee”), pursuant to the Severance Agreement between Employee, BPL and BPLSC, dated                           , 2009 (the “Severance Agreement”).  Capitalized terms used but not defined herein shall have the meanings given them in the Severance Agreement.

WHEREAS, Employee is employed by BPLSC, and Employee, BPLSC and BPL are parties to the Severance Agreement;

WHEREAS, Employee’s employment with BPLSC is being terminated in exchange for certain severance benefits and other valuable consideration provided herein;

NOW, THEREFORE, the parties agree to terminate their employment relationship on the following terms and conditions.

1.             Termination of Employment.  BPL, BPLSC and Employee agree that Employee’s employment with BPLSC is terminated as of                              (the “Termination Date”), pursuant to Section 3 of the Severance Agreement.

2.             Complete Release and Other Consideration from Employee.  In exchange for the obligations of BPL and BPLSC under this Agreement, Employee agrees as follows:

a.                                       Complete Release.  On behalf of Employee and Employee’s heirs and assigns, Employee fully releases BPL, BGH, BPLSC and each of their parents, subsidiaries, affiliates, divisions, predecessors, successors, and assigns, and, with respect to all such entities, their partners, members, managers, officers, directors, attorneys, agents, and employees (collectively, the “Releasees”), from any and all claims, demands, or causes of action (including claims for attorneys’ fees) (collectively, “Claims”), known or unknown, that Employee may have or may claim to have against any of the Releasees, including but not limited to any claims arising out of Employee’s employment relationship with and service as an employee, officer or director of BPLSC or any Releasee, and the termination of such relationship or service (the “Employee Release”); provided, however, that this Employee Release shall not apply to the obligations of BPLSC or BPL under this Agreement.  This Employee Release includes, without limitation, any claims arising out of any contract (express or implied); any tort (whether based on negligent, grossly negligent, or intentional conduct); or any federal, state, or local law, including, without limitation, the Age Discrimination in Employment Act and the Employee Retirement Income Security Act.  This Employee Release does not include any claims under the Age Discrimination in Employment Act that may arise after this Agreement is executed.  Nothing in this Agreement shall constitute a waiver or release

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by Employee of any vested benefits under any pension, retirement savings, deferred compensation, vacation, health care or other benefit plan of BPL, or BPLSC in which he was a participant.

b.                                      Confidentiality.  Except as may be required by law or court order or as may be necessary in an action arising out of this Agreement, Employee agrees not to disclose the existence or terms of this Agreement to anyone other than Employee’s immediate family, attorneys, tax advisors, and financial counselors, provided that Employee first informs them of this confidentiality clause and secures their agreement to be bound by it.  Employee understands and agrees that a breach of this confidentiality provision by any of these authorized persons will be deemed a material breach of this Agreement by Employee.

3.             Release and Other Consideration from BPLSC and BPL.  In exchange for Employee’s obligations under this Agreement, BPLSC or BPL shall pay Employee those severance payments and benefits, on the terms provided in the Severance Agreement.  Employee acknowledges that these severance payments are subject to Employee’s compliance with the Severance Agreement.

4.             Right to Consult an Attorney; Period of Review. Employee hereby certifies that:

a.                                       he has read the terms of this Termination of Severance Agreement and Release;

b.                                      he has been informed by BPL and BPLSC, through this document, that he should discuss this Agreement with an attorney of his own choice;

c.                                       he understands the terms and effects of this Agreement;

d.                                      he has the intention of releasing all claims recited herein in exchange for the consideration described herein, which he acknowledges as adequate and satisfactory to him; and

e.                                       neither BPL nor BPLSC, and none of their agents, representatives or attorneys has made any representations to Employee concerning the terms or effects of this Termination of Employment Agreement and Release other than those contained herein.

5.             Entire Agreement; Amendment; Continuing Obligations.  This Agreement and the Severance Agreement contain the entire agreements of the parties with respect to Employee’s employment and the other matters covered herein and therein; moreover, this Agreement supersedes all prior and contemporaneous agreements and understandings, oral or written, between the parties hereto concerning the subject matter hereof and thereof.  This Agreement may be amended, waived or terminated only by a written instrument executed by all parties hereto.  Employee hereby reaffirms and agrees to continue to abide by all of Employee’s obligations under the Severance Agreement (including, without limitation, Sections 10, 11, 12, 22 and 23 thereof).

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6.             Revocation/Effectiveness.  Employee acknowledges that he has been informed that he has the right to consider this Agreement for a period of at least twenty one (21) days prior to entering into this Agreement and that if he decides to execute this Agreement before the twenty-one (21) day period has expired, he does so voluntarily and waives the opportunity to use the full review period.  He further acknowledges that he has the right to revoke this Agreement within seven (7) days of its execution by giving written notice of such revocation pursuant to the notice provisions of the Severance Agreement within said seven (7) day period to BPL and BPLSC, and that if he does exercise this right, this Agreement shall be null and void.

7.             Indemnification Rights.  The execution and delivery of this Agreement shall have no effect on the rights or entitlement of Employee to indemnification under (a) any agreement between Employee and BPL, BGH or BPLSC or any of their affiliates or (b) any of the organizational documents of BPL, BGH, BPLSC and their affiliates, including, without limitation, MainLine Management LLC and Buckeye GP LLC.

8.             Choice of Law.  This Agreement will be governed in all respects by the laws of the Commonwealth of Pennsylvania, without regard to its choice of law principles.  This Agreement is subject to the arbitration provisions in the Severance Agreement.

9.             Effectiveness of Agreement.  This Agreement will be effective, and the payments described above will be made, only if Employee does not revoke the Agreement under Section 6 above.

EXECUTIVE

Signature:
Name: Clark C. Smith

Date:

BUCKEYE PARTNERS, L.P.
By: Buckeye GP LLC

By:
Title:

BUCKEYE PIPE LINE SERVICES COMPANY

By:
Title:

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